Exhibit 99.1

Old Second Bancorp, Inc.

For Immediate Release

(Nasdaq: OSBC)	April 21, 2006

Contact:	J. Douglas Cheatham
Chief Financial Officer
(630) 906-5484

Old Second Bancorp, Inc. Announces First Quarter Earnings

AURORA, Illinois – Old Second Bancorp, Inc. (Nasdaq: OSBC) today announced first quarter earnings of $0.45 per diluted share, on earnings of $6.11 million. This was one cent per share less than the first quarter of 2005, in which the Company earned $0.46 per diluted share on earnings of $6.19 million. Increases in net interest income and noninterest income were offset by increases in expenses and the provision for loan losses. After releasing $37,000 from the allowance for loan losses in the first quarter of 2005, the company provided an additional $444,000 to the allowance for loan losses in 2006.

Net interest income increased $503,000, or 2.9%, to $18.14 million in the first quarter of 2006, compared with $17.63 million in the first quarter of 2005. The increase resulted from higher average earning assets, partially offset by a lower net interest margin. Average earning assets grew 8.45%, while the net interest margin declined from 3.67% in the first quarter of 2005 to 3.49% in the first quarter of 2006. Interest costs associated with a 9.14% increase in deposits contributed to the decline in margin. The average tax-equivalent yield on earning assets increased from 5.57% to 6.34%, or 77 basis points. At the same time, the cost of interest-bearing and non interest-bearing funds increased from 1.96% to 2.91%, or 95 basis points. A significant increase in certificates of deposit contributed to the increased cost of funds.

After releasing $37,000 from the allowance for loan losses in the first quarter of 2005, the company provided an additional $444,000 to the allowance for loan losses in 2006. While the quality of the loan portfolio remained strong and charge-offs were low, management’s analysis of the allowance for loan losses has determined that the level reported as of March 31, 2006, was appropriate. The ratio of the allowance for loan losses to nonperforming loans was 227% as of March 31, 2006, compared with 234% as of March 31, 2005. Nonperforming loans were $7.0 million as of March 31, 2006, and $6.5 million as of March 31, 2005. Net charge-offs were $44,000 in the first quarter of 2005 and net recoveries were $118,000 in the first quarter of 2006.

Noninterest income was $7.1 million during the first quarter of 2006 and $6.5 million during the first quarter of 2005, an increase of $603,000, or 9.3%. Mortgage banking income, including gains on sales of mortgage loans, secondary market fees, and servicing income, was $1.2 million down $356,000 from the first quarter of 2005. This decline was primarily associated with an increase in interest rates. All other noninterest income categories increased. Securities gains were $227,000 in the first quarter of 2006, compared with a loss of $4,000 in 2005. Service charges on deposits increased $156,000, or 8.7%, to $1,956,000, which is in line with deposit growth. Bank owned life insurance (“BOLI”) increased from $219,000 to $472,000 as a result of BOLI purchases. Other income increased from $1,230,000 to $1,464,000, or 19.0%, including an increase of $134,000 in ATM and debit card fees.

Noninterest expense was $16.1 million during the first quarter of 2006, an increase of $1.1 million, or 7.3%, from $15.0 million in the first quarter of 2005. Salaries and benefits expense was $9.5 million during the first quarter of 2006, an increase of $411,000, or 4.5%, from $9.1 million in the first quarter of 2005. The increase in salaries and benefits was primarily related to annual merit increases in employee salaries and bonuses as our total number of employees has remained steady, with 556 full-time equivalent employees as of March 31, 2006, as compared with 546 one year earlier.

Net occupancy and furniture and equipment expenses increased $497,000 from the first quarter of 2005 to the first quarter of 2006, or 26.5%. This is due, in part, to a reduction in the estimated accrual for occupancy related expenses in the first quarter of 2005. As the Company has expanded into and developed new markets, related facility expenses have increased. Three new branches have opened since the beginning of 2005, including the most recent addition in Batavia, Illinois.

Other expense increased $157,000, or 4.82%, from $3.5 million in the first quarter of 2005 to $3.7 million in the first quarter of 2006. Increases in loan expenses and marketing costs were partially offset by a reduction in consulting expenses.

Total assets were $2.36 billion as of March 31, 2006, compared with $2.37 billion as of December 31, 2005. Loans grew $34.7 million during the first quarter of 2006, while cash and due from banks declined $18.9 million and securities available for sale declined $15.7 million. Significant changes by loan type included an increase in commercial real estate of $44.6 million, a decline of $19.1 million in construction lending, and an increase of $16.1 million in residential loans.

Total deposits increased $69.2 million during the first quarter of 2006, to $2.00 billion as of March 31, 2006. Demand deposits decreased $14.8 million, to $249.3 million. Savings deposits increased $6.0 million, from $117.8 million to $123.8 million. Time deposits increased $109.2 million, or 12.5%, from $876.1 million to $985.3 million. Money market accounts declined from $432.5 million to $405.8 million in the first quarter.

Generally, depositors shifted from transaction accounts to certificates of deposits in the first quarter. While this had the effect of moving funds out of interest sensitive deposits into more stable pricing, this deposit shift resulted in a higher cost of funds and a negative impact on the net interest margin. The net interest margin declined from 3.67% in the first quarter of 2005 to 3.49% in the first quarter of 2006. In comparing the first quarter of 2006 to the first quarter of 2005, the average cost of funds increased 95 basis points.

Non-GAAP Presentations: Management uses certain non-GAAP ratios to evaluate and measure the Company’s performance. Management presents a net interest margin calculation. The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period. Management believes this measure provides investors with information regarding balance sheet profitability. Management also presents an efficiency ratio that is non-GAAP. The efficiency ratio is calculated by dividing adjusted non-interest expense by the sum of net interest income on a tax equivalent basis and adjusted non-interest income. Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally. The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Forward Looking Statements: This report may contain forward-looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the company’s beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission, including the Company’s Form 10-K for 2005.

Financial Highlights (unaudited)

In thousands, except share data

	Quarter Ended		Year ended
	March 31,		December 31,
	2006	2005	2005
Summary Income Statement:
Net interest income	$18,135	$17,632	$73,999
Provision for loan losses	444	(37)	353
Noninterest income	7,075	6,472	28,149
Noninterest expense	16,148	14,999	60,500
Income taxes	2,513	2,953	13,612
Net income	6,105	6,189	27,683

Key Ratios (annualized):
Return on average assets	1.06%	1.17%	1.24%
Return on average equity	15.92%	18.20%	19.11%
Net interest margin (tax equivalent)	3.49%	3.67%	3.64%
Efficiency ratio	62.28%	60.59%	57.73%
Tangible capital to assets	6.53%	6.14%	6.33%
Total capital to risk weighted assets	11.02%	10.93%	10.91%
Tier 1 capital to risk weighted assets	10.18%	10.02%	10.08%
Tier 1 capital to average assets	8.16%	7.90%	8.02%

Per Share Data:
Basic earnings per share	$0.45	$0.46	$2.05
Diluted earnings per share	$0.45	$0.46	$2.03
Dividends declared per share	$0.13	$0.12	$0.51
Book value per share	$11.56	$10.21	$11.26
Tangible book value per share	$11.38	$10.01	$11.08
Ending number of shares outstanding	13,559,075	13,496,111	13,520,073
Average number of shares outstanding	13,529,648	13,452,126	13,486,598
Diluted average shares outstanding	13,688,242	13,594,802	13,661,024

End of Period Balances:
Loans	$1,739,046	$1,590,038	$1,704,382
Deposits	2,004,479	1,836,579	1,935,278
Stockholders’ equity	156,682	137,788	152,262
Total earning assets	2,213,129	2,081,314	2,194,733
Total assets	2,364,399	2,201,595	2,367,830

Average Balances:
Loans	$1,708,967	$1,547,515	$1,617,557
Deposits	1,975,711	1,830,925	1,883,351
Stockholders’ equity	155,477	137,898	144,843
Total earning assets	2,189,911	2,019,257	2,107,496
Total assets	2,344,939	2,142,454	2,239,334

	Quarter Ended		Year ended
	March 31,		December 31,
	2006	2005	2005
Asset Quality
Nonaccrual loans	$3,802	$4,936	$3,845
Restructured loans	—	—	—
Loans past due 90 days	3,194	1,557	2,752
Nonperforming loans	6,996	6,493	6,597
Other real estate	251	—	251
Nonperforming assets	7,247	6,493	6,848

Charge-offs	46	353	1,049
Recoveries	164	309	530
Net charge-offs (recoveries)	(118)	44	519
Provision for loan losses	444	(37)	353
Allowance for loan losses to loans	0.91%	0.97%	0.90%

Major Classifications of Loans
Commercial and industrial	$164,329	$178,100	$168,314
Real estate - commercial	634,974	548,297	590,328
Real estate - construction	342,786	295,828	361,859
Real estate - residential	566,874	526,142	550,823
Installment	32,141	44,184	35,236
	1,741,104	1,592,551	1,706,560
Unearned origination fees	(2,058)	(2,513)	(2,178)
	$1,739,046	$1,590,038	$1,704,382

Major Classifications of Deposits
Noninterest bearing	$249,324	$243,760	$264,124
Savings	123,816	128,276	117,849
NOW accounts	240,164	232,344	244,727
Money market accounts	405,841	431,051	432,452
Certificates of deposits of less than $100,000	608,238	523,341	554,618
Certificates of deposits of $100,000 or more	377,096	277,807	321,508
	$2,004,479	$1,836,579	$1,935,278

Old Second Bancorp, Inc.

Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2006	2005
Assets
Cash and due from banks	$46,116	$65,010
Interest bearing deposits with banks	115	105
Cash and cash equivalents	46,231	65,115
Securities available for sale	463,151	478,849
Loans held for sale	10,817	11,397
Loans	1,739,046	1,704,382
Allowance for loan losses	15,891	15,329
Net loans	1,723,155	1,689,053
Premises and equipment, net	43,368	42,485
Other real estate owned	251	251
Mortgage servicing rights, net	2,458	2,271
Goodwill, net	2,130	2,130
Core deposit intangible assets, net	266	355
Bank owned life insurance	42,099	41,627
Accrued interest and other assets	30,473	34,297
Total assets	$2,364,399	$2,367,830

Liabilities
Deposits:
Demand	$249,324	$264,124
Savings, NOW, and money market	769,821	795,028
Time	985,334	876,126
Total deposits	2,004,479	1,935,278
Securities sold under repurchase agreements	45,180	57,625
Other short-term borrowings	105,433	171,825
Junior subordinated debentures	31,625	31,625
Notes payable	3,200	3,200
Accrued interest and other liabilities	17,800	16,015
Total liabilities	2,207,717	2,215,568

Stockholders’ Equity
Common stock	16,631	16,592
Additional paid-in capital	14,605	13,746
Retained earnings	181,167	176,824
Accumulated other comprehensive loss	(5,383)	(4,562)
Treasury stock	(50,338)	(50,338)
Total stockholders’ equity	156,682	152,262
Total liabilities and stockholders’ equity	$2,364,399	$2,367,830

Old Second Bancorp, Inc.

Consolidated Statements of Income

(In thousands, except share data)

	(unaudited)
	Three Months Ended		Year ended
	March 31,		December 31,
	2006	2005	2005
Interest and Dividend Income
Loans, including fees	$28,977	$23,014	$102,649
Loans held for sale	95	173	690
Securities:
Taxable	3,184	2,750	12,064
Tax-exempt	1,232	1,124	4,810
Federal funds sold	3	—	7
Interest bearing deposits	1	—	3
Total interest and dividend income	33,492	27,061	120,223
Interest Expense
Savings, NOW, and money market deposits	3,678	2,279	11,988
Time deposits	9,129	5,690	26,052
Repurchase agreements	487	211	1,303
Other short-term borrowings	1,402	609	4,308
Junior subordinated debentures	617	617	2,448
Notes payable	44	23	125
Total interest expense	15,357	9,429	46,224
Net interest income	18,135	17,632	73,999
Provision for loan losses	444	(37)	353
Net interest income after provision for loan losses	17,691	17,669	73,646
Noninterest Income
Trust income	1,734	1,649	6,644
Service charges on deposits	1,956	1,800	8,291
Gain on sale of loans	971	1,378	5,535
Secondary mortgage fees	153	184	973
Mortgage servicing income	98	16	196
Securities gains (losses), net	227	(4)	(14)
Bank owned life insurance	472	219	957
Other income	1,464	1,230	5,567
Total noninterest income	7,075	6,472	28,149
Noninterest Expense
Salaries and employee benefits	9,531	9,120	35,645
Occupancy expense, net	1,092	611	3,695
Furniture and equipment expense	1,282	1,266	5,066
Amortization of core deposit intangible assets	89	89	355
Advertising expense	464	380	1,719
Other expense	3,690	3,533	14,020
Total noninterest expense	16,148	14,999	60,500
Income before income taxes	8,618	9,142	41,295
Provision for income taxes	2,513	2,953	13,612
Net income	$6,105	$6,189	$27,683

Basic earnings per share	$0.45	$0.46	$2.05
Diluted earnings per share	$0.45	$0.46	$2.03

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Quarters ended March 31, 2006 and 2005

(Dollar amounts in thousands- unaudited)

	2006			2005
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits with banks	$1,411	$1	0.29%	$890	$—	0.00%
Federal funds sold	267	3	4.56	—	—	—
Securities:
Taxable	332,004	3,184	3.89	329,272	2,750	3.39
Non-taxable (tax equivalent)	140,375	1,895	5.47	129,053	1,729	5.43
Total securities	472,379	5,079	4.36	458,325	4,479	3.96
Loans and loans held for sale	1,715,854	29,129	6.88	1,560,042	23,234	6.04
Total interest earning assets	2,189,911	34,212	6.34	2,019,257	27,713	5.57
Cash and due from banks	51,619	—	—	54,077	—	—
Allowance for loan losses	(15,617)	—	—	(15,471)	—	—
Other noninterest-bearing assets	119,026	—	—	84,591	—	—
Total assets	$2,344,939			$2,142,454

Liabilities and Stockholders’ Equity
Interest bearing transaction accounts	$654,556	3,541	2.19	$662,322	2,167	1.33
Savings accounts	118,792	137	0.47	124,718	112	0.36
Time deposits	952,228	9,129	3.89	799,521	5,690	2.89
Interest bearing deposits	1,725,576	12,807	3.01	1,586,561	7,969	2.04
Repurchase agreements	51,376	487	3.84	39,639	211	2.16
Other short-term borrowing	113,373	1,402	5.02	85,250	609	2.90
Junior subordinated debentures	31,625	617	7.91	31,625	617	7.91
Notes payable	3,200	44	5.58	2,700	23	3.45
Total interest bearing liabilities	1,925,150	15,357	3.24	1,745,775	9,429	2.19
Noninterest bearing deposits	250,135	—	—	244,364	—	—
Accrued interest and other liabilities	14,177	—	—	14,417	—	—
Stockholders’ equity	155,477	—	—	137,898	—	—
Total liabilities and stockholders’ equity	$2,344,939			$2,142,454
Net interest income (tax equivalent)		$18,855			$18,284
Net interest income (tax equivalent) to total earning assets			3.49%			3.67%
Interest bearing liabilities to earnings assets	87.91%			86.46%

Notes:	Nonaccrual loans are included in the above stated average balances.
Tax equivalent basis is calculated using a marginal tax rate of 35%.

The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent. (Dollar amounts in thousands- unaudited)

	Three Months Ended		Year Ended
	March 31,		December 31,
	2006	2005	2005
Net Interest Margin
Interest income (GAAP)	$33,492	$27,061	$120,223
Taxable-equivalent adjustment:
Loans	$57	$48	$214
Investments	$663	$605	$2,588
Interest income - FTE	$34,212	$27,714	$123,025
Interest expense (GAAP)	$15,357	$9,429	$46,224
Net interest income - FTE	$18,855	$18,285	$76,801
Net interest income - (GAAP)	$18,135	$17,632	$73,999
Average interest earning assets	$2,189,911	$2,019,257	$2,107,496
Net interest margin (GAAP)	3.36%	3.54%	3.51%
Net interest margin - FTE	3.49%	3.67%	3.64%

Efficiency Ratio
Noninterest expense	$16,148	$14,998	$60,696
Noninterest income	7,075	6,471	28,345
Net interest income (GAAP)	18,135	17,632	73,999
Taxable-equivalent adjustment:
Loans	57	48	214
Investments	663	605	2,588
Net interest income - FTE	18,855	18,285	76,801
Noninterest income plus net interest income - FTE	25,930	24,756	105,146
Efficiency ratio	62.28%	60.58%	57.73%